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                                                                 Exhibit 10(c)











                                    AMENDMENTS TO
                              J. C. PENNEY COMPANY, INC.
                               BENEFIT RESTORATION PLAN







                      Adopted by Benefit Plans Review Committee
                                     July 9, 1997




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          RESOLVED that, pursuant to Article VIII, Paragraph 1 of the J. C.
          Penney Company, Inc. Benefit Restoration Plan, ("Plan"), the Plan be, and it hereby is, amended as follows:


          1. Paragraph (3) (Death Benefits) of Article IV (Benefits) is amended effective January 1, 1997 to revise sentence two as follows:

               Notwithstanding the preceding sentence, if the Participant at the time of his death (a) was 55 years of age or more,
               (b) had 15 years or more of service, as defined by the Pension Plan, and (c) Separates from Service by reason of death, the joint and survivor annuity payable to the Spouse will be in the form of a 100% (75% if death occurs prior to January 1, 1996) joint and survivor annuity without payment certain.

          2. Paragraph (1) (Optional Forms and Commencement of Benefit Payments) is amended effective January 1, 1997 to delete the following sentence two:

                    For purposes of the benefit provided by Paragraph (1) of Article IV, a Participant shall receive the annual benefit payable under Paragraph (1) of Article IV in such form and at such time and actuarially adjusted in such a manner as the benefit payable under the Supplemental Retirement Program.

               And to revise sentence three and to add a new sentence four as follows:

                    For purposes of the benefit provided by Paragraph (1) of Article IV, the Participant shall receive the annual benefit payable under Paragraph (1) of Article IV in such a form and at such time and actuarially adjusted in such a manner as the benefit payable under the Pension Plan. Payment of such benefit may be deferred to a date no later than the Participant's attainment of age 65 only if the Participant has elected to defer receipt of benefits under the Pension Plan.

               RESOLVED that, in order to carry out the intent and effectuate the purposes of the Amendments, the appropriate officers of the Company, with the approval of counsel for the Company, be, and they hereby are, authorized to make such technical changes, corrections, and amendments to the Plan as they deem necessary and the Vice President and Director of Personnel is authorized to approve amendments necessary because of the outsourcing of benefits administration to Hewitt Associates; provided, however, that no such change, correction, or amendment may substantially increase the cost of the Plan to

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          the Company or diminish substantially the payments and benefits provided for in the Plan, and that any such change, correction, or amendment be reported, as soon as reasonably possible, to the Personnel Committee of the Management Committee of the Company; and

               RESOLVED that the officers of the Company and its counsel be, and they hereby are, authorized to take all such further actions, and to execute and deliver all such further instruments and documents in the name and on behalf of the Company, and under its corporate seal or otherwise, and to pay all such expenses as shall in their judgment be necessary, proper, or advisable in order fully to carry out the intent and effectuate the purposes of the foregoing resolutions and each of them.


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